Exhibit 10.2

Execution Copy

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated as of                      , 2008 (the “Effective Date”), by and between Priceline.com Incorporated, a Delaware corporation, with its principal office at 800 Connecticut Avenue, Norwalk, Connecticut 06854 (the “Company”), and Jeffery H. Boyd (“Executive”).

W I T N E S S E T H:

WHEREAS, the Company and Executive entered into an employment arrangement, dated February 7, 2005 (the “Prior Employment Agreement”);

WHEREAS, the Company desires that Executive continue to be employed as President and Chief Executive Officer of the Company, and the Company and Executive desire to amend the Prior Employment Agreement to account for the effect of Section 409A of the Internal Revenue Code (“Section 409A of the Code”) on the agreement; and

WHEREAS, the Company and Executive desire to replace and supersede the Prior Employment Agreement in its entirety and enter into this Amended and Restated Employment Agreement (the “Agreement”) providing for the terms of Executive’s employment by the Company.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the parties agree as follows:

1.             Term of Employment.  Except for earlier termination as provided in Section 8 hereof, Executive’s employment under this Agreement shall continue on the same basis as set forth in the Prior Employment Agreement and, as a result, shall end on February 7, 2009 (the “Initial Employment Term”), provided that the Initial Employment Term shall be automatically extended for additional terms of successive one (1) year periods (each, an “Additional Employment Term”) unless the Company or Executive gives written notice to the other at least ninety (90) days prior to the expiration of the Initial Employment Term or then-current Additional Employment Term that Executive’s employment shall not be so extended.  The Initial Employment Term and each Additional Employment Term shall be referred to herein as the “Employment Term.”

2.             Positions.  (a)        Executive shall serve as President and Chief Executive Officer of the Company.  Executive shall also serve, if requested by the Board of Directors of the Company (the “Board”), as an executive officer and director of subsidiaries and a director of Affiliates of the Company and shall comply with the policy of the Compensation Committee of the Board (the “Compensation Committee”) with regard to retention or forfeiture of director’s fees.  Executive shall serve during the Employment Term as a member of the Board.  Upon termination of Executive’s employment with the Company, Executive shall resign from the Board and any committees thereof (and, if applicable, from the board of directors (and any committees thereof) of any subsidiary or Affiliate of the Company) to the extent Executive is then serving thereon.

(b)           Executive shall report directly to the Board and shall have such duties and authority, consistent with his then position, as shall be assigned to him from time to time by the Board.

(c)           During the Employment Term, Executive shall devote substantially all of his business time and efforts to the performance of his duties hereunder; provided, however, that Executive shall be allowed, to the extent that such activities do not materially interfere with the performance of his duties and responsibilities hereunder, to manage his personal financial and legal affairs and to serve on corporate, civic, charitable and industry boards or committees.  Notwithstanding the foregoing, Executive shall only serve on corporate boards of directors if approved in advance by the Board.

3.             Base Salary. During the Employment Term, the Company shall pay Executive a base salary at the annual rate of not less than $550,000.  Base salary shall be payable in accordance with the usual payroll practices of the Company.  Executive’s base salary shall be subject to annual review by the Board or the Compensation Committee during the Employment Term and may be increased, but not decreased, from time to time by the Board or the Compensation Committee.  The base salary as determined as aforesaid from time to time shall constitute “Base Salary” for purposes of this Agreement.

4.             Incentive Compensation.  (a)  Bonus.  Executive shall be eligible to participate in any annual bonus plan the Company may implement at any time during Executive’s Employment Term for senior executives at a level commensurate with his position.

(b)           Long Term Compensation.  For each fiscal year or portion thereof during the Employment Term, Executive shall be eligible to participate in any long-term incentive compensation plan generally made available to senior executives of the Company at a level commensurate with his position in accordance with and subject to the terms of such plan.

(c)           May 25, 2001 Stock Option Grant.  On May 25, 2001, Executive was granted by the Company, pursuant to the Company’s 1999 Omnibus Plan, as amended (the “1999 Plan”) stock options to purchase 266,666 (after giving effect to the Company’s June 2003 one-for-six reverse stock split) shares of the Company’s issued and outstanding common stock (the “Common Stock”), at an exercise price per share of $30.66 (the “May 2001 Stock Options”).  As of the date hereof, the May 2001 Stock Options are fully vested and exercisable.  The May 2001 Stock Options shall expire on the earlier of (i) May, 25, 2011 or (ii)(A) eighteen (18) months after any termination of employment if such termination is as of the result of Executive’s death, Termination for Disability, Termination without Cause, Termination for Good Reason or non-extension of the Employment Term in accordance with Section 1 hereof as a result of notice from the Company, and (B) ninety (90) days after such termination if such termination is a result of Executive’s Termination for Cause, voluntary Termination by Executive without Good Reason, or non-extension of the Employment Term in accordance with Section 1 hereof as a result of notice by Executive.

(d)           Other Compensation.  The Company may, upon recommendation of the Compensation Committee, award to Executive such other bonuses and compensation as it deems appropriate and reasonable.

5.             [Intentionally Deleted.]

6.             Employee Benefits and Vacation.  (a)  During the Employment Term, Executive shall be entitled to participate in all benefit plans and arrangements and fringe benefits and perquisite programs generally provided to comparable senior executives of the Company.

(b)           During the Employment Term, Executive shall be entitled to vacation each year in accordance with the Company’s policies in effect from time to time, but in no event less than five (5) weeks paid vacation per calendar year.  Executive shall also be entitled to such periods of sick leave as is customarily provided by the Company for its senior executive employees.

7.             Business Expenses.  The Company shall reimburse Executive for the travel, entertainment and other business expenses incurred by Executive in the performance of his duties hereunder, in accordance with the Company’s policies as in effect from time to time; provided, however, that such expenses must be paid no later than the last day of the calendar year following the calendar year in which such expenses were incurred and further provided that in no event will the amount of expenses so reimbursed in one taxable year affect the amount of expenses eligible for reimbursement in any other taxable year.

8.             Termination.  (a)  The employment of Executive under this Agreement shall terminate upon the earliest to occur of any of the following events:

      (i)      the death of Executive;

     (ii)                   the termination of Executive’s employment by the Company due to Executive’s Disability pursuant to Section 8(b) hereof;

    (iii)      the termination of Executive’s employment by Executive for Good Reason pursuant to Section 8(c) hereof;

    (iv)      the termination of Executive’s employment by the Company without Cause;

     (v)      the termination of employment by Executive without Good Reason upon sixty (60) days prior written notice; or

    (vi)      the termination of Executive’s employment by the Company for Cause pursuant to Section 8(e).

(b)           Disability.  If by reason of the same or related physical or mental illness or incapacity, Executive is unable to carry out his material duties pursuant to this Agreement for more than six (6) consecutive months, the Company may terminate Executive’s employment for disability (“Disability”).  Such termination shall be upon thirty (30) days written notice by a Notice of Disability Termination, at any time thereafter while Executive consecutively continues to be unable to carry out his duties as a result of the same or related physical or mental illness or incapacity.  A Termination for Disability hereunder shall not be effective if Executive returns to the full-time performance of his material duties within such thirty (30) day period.

(c)           Termination for Good Reason.  A Termination for Good Reason means a termination by Executive by written notice given within ninety (90) days after the occurrence of the Good Reason event, unless such circumstances are fully corrected prior to the date of termination specified in the Notice of Termination for Good Reason (as defined in Section 8(d) hereof).  For purposes of this Agreement, “Good Reason” shall mean the occurrence or failure to cause the occurrence, as the case may be, without Executive’s express written consent, of any of the following circumstances:  (i) any material diminution of Executive’s positions, duties or responsibilities hereunder (except in each case in connection with the termination of Executive’s employment for Cause or Disability or as a result of Executive’s death, or temporarily as a result of Executive’s illness or other absence), or, the assignment to Executive of duties or responsibilities that are inconsistent with Executive’s then position; (ii) removal of, or the non-reelection of, Executive from officer positions with the Company specified herein without election to a higher position or removal of Executive from any of his then officer positions; (iii) a relocation of the Company’s executive office in Connecticut  to a location more than thirty-five (35) miles from its current location or more than thirty-five (35) miles further from Executive’s residence at the time of relocation; (iv) a failure by the Company (A) to continue any bonus plan, program or arrangement in which Executive is entitled to participate (the “Bonus Plans”), provided that any such Bonus Plans may be modified at the Company’s discretion from time to time but shall be deemed terminated if (x) any such plan does not remain substantially in the form in effect prior to such modification and (y) if plans providing Executive with substantially similar benefits are not substituted therefor (“Substitute Plans”), or (B) to continue Executive as a participant in the Bonus Plans and Substitute Plans on at least the same basis as to potential amount of the bonus as Executive participated in prior to any change in such plans or awards, in accordance with the Bonus Plans and the Substitute Plans; (v) any material breach by the Company of any provision of this Agreement, including, without limitation, Section 13 hereof; or (vi) failure of any successor to the Company (whether direct or indirect and whether by merger, acquisition, consolidation or otherwise) to assume in a writing delivered to Executive upon the assignee becoming such, the obligations of the Company hereunder.

(d)           Notice of Termination for Good Reason.  A Notice of Termination for Good Reason shall mean a notice that shall indicate the specific termination provision in Section 8(c) relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for Termination for Good Reason.  The failure by Executive to set forth in the Notice of Termination for Good Reason any facts or circumstances which contribute to the showing of Good Reason shall not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing his rights hereunder.  The Notice of Termination for Good Reason shall provide for a date of termination not less than ten (10) nor more than sixty (60) days after the date such Notice of Termination for Good Reason is given, provided that in the case of the events set forth in Sections 8(c)(i) or (ii), the date may be five (5) days after the giving of such notice.

(e)           Cause.  Subject to the notification provisions of Section 8(f) below, Executive’s employment hereunder may be terminated by the Company for Cause.  For purposes of this Agreement, the term “Cause” shall be limited to (i) willful misconduct by Executive with regard to the Company which has a material adverse effect on the Company; (ii) the willful refusal of Executive to attempt to follow the proper written direction of the Board, provided that the foregoing refusal shall not be “Cause” if Executive in good faith believes that such direction is illegal, unethical or immoral and promptly so notifies the Board; (iii) substantial and continuing willful refusal by Executive to attempt to perform the duties required of him hereunder (other than any such failure resulting from incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to Executive by the Board which specifically identifies the manner in which it is believed that Executive has substantially and continually refused to attempt to perform his duties hereunder; or (iv) Executive being convicted of a felony (other than a felony involving a traffic violation or as a result of vicarious liability).  For purposes of this paragraph, no act, or failure to act, on Executive’s part shall be considered “willful” unless done or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interests of the Company.  A notice by the Company of a non-renewal of the Employment Term pursuant to Section 1 hereof shall be deemed an involuntary termination of Executive by the Company without Cause as of the end of the then Employment Term, but Executive may terminate at any time after the receipt of such notice and shall be treated as if he was terminated without Cause as of such date.

(f)            Notice of Termination for Cause.  A Notice of Termination for Cause shall mean a notice that shall indicate the specific termination provision in Section 8(e) relied upon and shall set forth in reasonable detail the facts and circumstances which provide for a basis for Termination for Cause.  Further, a Notification for Cause shall be required to include a copy of a resolution duly adopted by at least two-thirds (2/3) of the entire membership of the Board at a meeting of the Board which was called for the purpose of considering such termination and which Executive and his representative had the right to attend and address the Board, finding that, in the good faith of the Board, Executive engaged in conduct set forth in the definition of Cause herein and specifying the particulars thereof in reasonable detail.  The date of termination for a Termination for Cause shall be the date indicated in the Notice of Termination.  Any purported Termination for Cause which is held by a court not to have been based on the grounds set forth in this Agreement or not to have followed the procedures set forth in this Agreement shall be deemed a Termination by the Company without Cause.

9.             Consequences of Termination of Employment.

(a)           Death.  If, Executive’s employment is terminated by reason of Executive’s death, the employment period under this Agreement shall terminate without further obligations to Executive’s legal representatives under this Agreement except for:  (i) any compensation earned but not yet paid, including and without limitation, any bonus if declared or earned but not yet paid for a completed fiscal year, any amount of Base Salary earned but unpaid, any accrued vacation pay payable pursuant to the Company’s policies, and any unreimbursed business expenses payable pursuant to Section 7 (collectively

“Accrued Amounts”), which amounts shall be promptly paid in a lump sum to Executive’s estate; (ii) any other amounts or benefits owing to Executive under the then applicable employee benefit plans, long term incentive plans or equity plans and programs of the Company which shall be paid or treated in accordance with Section 4(c) hereof with regard to the May 2001 Stock Options and otherwise in accordance with the terms of such plans and programs; (iii) continuation, for twelve (12) months following the date of death, of Executive’s health benefits for Executive’s dependents at the same level and cost as if Executive was an employee of the Company; and (iv) if a bonus plan is in place, the product of (x) the target annual bonus for the fiscal year of Executive’s death, multiplied by (y) a fraction, the numerator of which is the number of days of the current fiscal year during which Executive was employed by the Company, and the denominator of which is 365, which bonus shall be paid in a lump sum when bonuses for such period are paid to the Company’s other executives, but, in any event, in the fiscal year following the fiscal year in which such bonus is earned.

(b)           Disability.  Subject to Section 9(f), if Executive’s employment is terminated by reason of Executive’s Disability, Executive shall be entitled to receive the payments and benefits to which his representatives would be entitled in the event of a termination of employment by reason of his death plus Executive shall be entitled to continuation, for twelve (12) months following such termination of employment, of group life and disability insurance benefits as if Executive was an active employee of the Company.

(c)           Termination by Executive for Good Reason or Termination by the Company without Cause.  Subject to Sections 9(f) and 9(g), if Executive terminates his employment hereunder for Good Reason during the Employment Term or Executive’s employment with the Company is terminated by the Company without Cause, then:

                                                (i)            if such termination does not occur during the Protection Period (as defined in Section 9(c)(ii) below), Executive shall be entitled to receive, (A) in equal installments paid in accordance with the Company’s normal payroll practices commencing with the first pay period after such termination over a period of twenty-four (24) months after such termination (except as provided below), an amount equal to two (2) times the sum of his Base Salary and target bonus, if any, for the year in which such termination occurs (provided, however, in the event that the Base Salary or target bonus, if any, has been decreased in the twelve (12) months prior to the termination, the amount to be used shall be the highest Base Salary and target bonus, if any, during such twelve (12) month period) (the “Non-Protection Period Severance Amount”); (B) any Accrued Amounts at the date of termination; (C) any other amounts or benefits owing to Executive under the then applicable employee benefit, long term incentive or equity plans and programs of the Company, which shall be paid or treated in accordance with Section 4(c) hereof with regard to the May 2001 Stock Options and otherwise in accordance with the terms of such plans and programs, except that (1) the portion of each outstanding option to acquire shares of Common Stock held by Executive that would have otherwise vested with the passage of time during the one-year period immediately following Executive’s termination of employment had Executive remained employed with the Company during such one-year period shall be treated as immediately vested as of the date of such termination, (2) each outstanding vested option to acquire shares of Common Stock held by Executive as of the date of such termination (taking into account the additional vesting described in the preceding clause (1)) shall remain exercisable until the earlier of (x) the expiration of such option’s original term or (y) 18 months following the date of termination and (3) with respect to each outstanding grant of shares of restricted Common Stock (which, for purposes of clarity, are considered to include restricted stock units, performance share units, and other similar equity grants) held by Executive, such grant shall be deemed to be vested with respect to a number of shares determined as the product of (I) the total number of shares subject to such grant and (II) the quotient obtained by dividing (aa) the number of days in the relevant restricted period that Executive was employed with the Company (assuming for such purpose that Executive remained employed with the Company for the one-year period immediately following Executive’s termination of employment) by (bb) the number of days in the relevant restricted period, but only to the extent that the application of this clause (3) would result in more shares being vested than would otherwise be vested under the terms of such plans and programs and applicable award agreements; (D) continuation, for two years following such termination of employment, of group health, life and disability insurance benefits as if Executive were an employee of the Company, subject to the terms set forth in Section 9(c)(iii); and (E) if a bonus plan is in place, the product of (x) the target annual bonus for the fiscal year of Executive’s termination, multiplied by (y) a fraction, the numerator of which is the number of days of the current fiscal year during which Executive was employed by the Company, and the denominator of which is 365, which bonus shall be paid in a lump sum when bonuses for such period are paid to the Company’s other executives, but, in any event, in the fiscal year following the fiscal year in which such bonus is earned;

                (ii)           if such termination occurs during the period commencing on the date of a Change in Control (as defined in Section 11(a)) and ending on the third anniversary of such Change in Control (the “Protection Period”), Executive shall be entitled to receive, (A) a lump sum cash payment to be paid on the fifth day after such termination in an amount equal to three (3) times the sum of his Base Salary and target bonus, if any, for the year in which such termination occurs (provided, however, in the event that the Base Salary or target bonus, if any, has been decreased in the twelve (12) months prior to the termination, the amount to be used shall be the highest Base Salary and target bonus, if any, during such twelve (12) month period) (the “Protection Period Severance Amount”); (B) any Accrued Amounts at the date of termination; (C) any other amounts or benefits owing to Executive under the then applicable employee benefit, long term incentive or equity plans and programs of the Company, which shall be paid or treated in accordance with the terms of such plans and programs, except that (1) each outstanding option to acquire shares of Common Stock held by Executive as of the date of such termination shall become immediately fully vested and remain exercisable until the earlier of (x) the expiration of such option’s original term or (y) 36 months following the date of termination and (2) each outstanding share of restricted Common Stock (which, for purposes of clarity, are considered to include restricted stock units, performance share units, and other similar equity grants) held by Executive shall be immediately fully vested as of the date of such termination; (D) continuation, for three years following such termination of employment, of group health, life and disability insurance benefits as if Executive were an employee of the Company, subject to the terms set forth in Section 9(c)(iii); and (E) if a bonus plan is in place, the product of (x) the target annual bonus for the fiscal year of Executive’s termination, multiplied by (y) a fraction, the numerator of which is the number of days of the current fiscal year during which Executive was employed by the Company, and the denominator of which is 365, which bonus shall be paid in a lump sum when bonuses for such period are paid to the Company’s other executives, but, in any event, in the fiscal year following the fiscal year in which such bonus is earned; and

                                (iii)          with respect to the continuation of group health benefits to Executive pursuant to Section 9(c)(i)(D) or Section 9(c)(ii)(D), Executive shall pay the full cost for such group health coverage on an after-tax basis for each month that Executive elects to retain such coverage by payment of the monthly cost of such coverage as determined for purposes of health care continuation under Section 4980B of the Internal Revenue Code of 1986, as amended (the “COBRA Premium”).  Within five (5) business days of the date of Executive’s termination of employment, the Company shall make a payment to Executive equal to the number of full and partial months remaining in the calendar year in which Executive’s employment is terminated, multiplied by the difference between the COBRA Premium for such year and the monthly amount that Executive was required to pay for group health coverage immediately prior to his termination of employment.  On each January 2 thereafter until the end of the applicable period under Section 9(c)(i)(D) or Section 9(c)(ii)(D), if Executive has maintained group health coverage through the last day of the preceding calendar year, the Company shall make a payment to Executive equal to the difference between the COBRA Premium and the monthly amount that Executive was required to pay for group health coverage immediately prior to his termination of employment, multiplied by 12, or, if the period of coverage is for less than a year, by the number of full and partial months remaining in the year until the end of the applicable period under Section 9(c)(i)(D) or Section 9(c)(ii)(D).  Notwithstanding the foregoing, the first 18 months following the date of Executive’s termination of employment shall be considered to be the period during which Executive shall be eligible for continuation coverage under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”).

(d)           Termination with Cause or Voluntary Resignation without Good Reason.  If, Executive’s employment hereunder is terminated (i) by the Company for Cause or (ii) by Executive without Good Reason, Executive shall be entitled to receive only his Base Salary through the date of termination, and any unreimbursed business expenses payable pursuant to Section 7 and, if such termination is by Executive without Good Reason, any bonus that has been declared or earned but not yet paid for a completed fiscal year.  Executive’s rights under all benefits plans and equity grants shall be determined in accordance with the Company’s plans, programs and grants, except as provided in Section 4(c) hereof with respect to the May 2001 Stock Options.

(e)           Determination of Earned Bonus.  For purposes of this Agreement, a bonus in respect of services performed in a fiscal year shall not be considered to be earned until after the Committee and/or the Board, as applicable, has reviewed the Company’s performance and Executive’s performance in respect of such year  and has determined the amount of the bonus, if any, to be payable to Executive in respect of such year’s performance; provided, however, that if Executive is still employed by the Company as of December 31 of any year, Executive shall be considered to have earned the bonus in respect of services performed in such year (to the extent that the Committee and/or the Board determine that such bonus would otherwise have been payable to Executive had Executive remained employed through the relevant payment date for such bonus) unless Executive’s employment is subsequently terminated by the Company for Cause or by Executive without Good Reason.

(f)            Separation from Service.  Notwithstanding anything in this Agreement to the contrary, if Executive is a “specified employee” (within the meaning of Section 409A of the Code) and any payment made pursuant to this Section 9 is considered to be a “deferral of compensation” (as such phrase is defined for purposes of Section 409A of the Code) that is payable upon Executive’s “separation from service” (within the meaning of Section 409A of the Code), then the payment date for such payment shall be the date that is the first day of the seventh month after the date of Executive’s “separation from service” with the Company (determined in accordance with Section 409A of the Code).  In addition, if the event triggering Executive’s right to benefits or payments hereunder is Executive’s termination of employment, but such termination of employment does not constitute a “separation from service” with the Company within the meaning of Section 409A of the Code, then the benefits or payments hereunder payable by reason of such termination of employment that are considered to be a “deferral of compensation” under Section 409A of the Code shall not be paid upon such termination of employment, but instead, shall remain an obligation of the Company to Executive and shall be paid or provided to Executive upon the first to occur of the following events: (i) Executive’s “separation from service” (within the meaning of Section 409A of the Code) (any amount payable upon such “separation from service” being subject to the first sentence of this Section 9(f)); (ii) Executive’s disability (within the meaning of Section 409A of the Code); (iii) a “change of control” of the Company (within the meaning of Section 409A of the Code); or (iv) Executive’s death.

(g)           Special Payment Provisions for Section 9(c)(ii)(A).  Subject to Section 9(f), if (i) during the final twelve (12) months of the Protection Period, Executive terminates his employment hereunder for Good Reason or Executive’s employment with the Company is terminated by the Company without Cause, or (ii) the Change in Control that begins the Protection Period is not a “change in control” within the meaning of Section 409A of the Code, Executive shall be entitled to receive the Protection Period Severance Amount as described in Section 9(c)(ii)(A), but only in accordance with the following payment schedule: (A) the portion of the Protection Period Severance Amount equal to the Non-Protection Period Severance Amount shall be paid in equal installments in accordance with the

Company’s normal payroll practices, commencing with the first pay period after such termination, over a period of twenty-four (24) months after such termination and (B) the remaining portion of the Protection Period Severance Amount shall be paid in a lump sum in cash on the fifth day after such termination.

10.           No Mitigation; No Set-Off.  In the event of any termination of employment hereunder, Executive shall be under no obligation to seek other employment and there shall be no offset against any amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain.  The amounts payable hereunder shall not be subject to setoff, counterclaim, recoupment, defense or other right which the Company may have against Executive or others, except upon obtaining by the Company of a final unappealable judgment against Executive.

11.           Change in Control.  (a)  For purposes of this Agreement, the term “Change in Control” shall mean the occurrence of any one of the following events:

                (i)            any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing thirty-five percent (35%) or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (i) shall not be deemed to be a Change in Control if such event results from the acquisition of Company Voting Securities pursuant to a Non-Qualifying Transaction (as defined in paragraph (iii) below);

                (ii)           individuals who, on the Effective Date, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided, however, that any person becoming a director subsequent to the Effective Date, whose election or nomination for election was approved (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) by a vote of at least two-thirds of the directors who were, as of the date of such approval, Incumbent Directors, shall be an Incumbent Director; provided, further, that no individual initially appointed, elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to the election or removal of directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

                (iii)          the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving (A) the Company or (B) any of its wholly owned subsidiaries pursuant to which, in the case of this clause (B), Company Voting Securities are issued or issuable (any event described in the immediately preceding clause (A) or (B), a “Reorganization”) or the sale or other disposition of all or substantially all of the assets of the Company to an entity that is not an Affiliate of the Company (a “Sale”), unless immediately following such Reorganization or Sale: (1) more than 50% of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of (x) the Company (or, if the Company ceases to exist, the entity resulting from such Reorganization), or, in the case of a Sale, the entity which has acquired all or substantially all of the assets of the Company (in either case, the “Surviving Entity”), or (y) if applicable, the ultimate parent entity that directly or indirectly has Beneficial Ownership of more than 50% of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of the Surviving Entity (the “Parent Entity”), is represented by Company Voting Securities that were outstanding immediately prior to such Reorganization or Sale (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Reorganization or Sale), (2) no Person is or becomes the Beneficial Owner, directly or indirectly, of 35% or more of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of the outstanding voting securities of the Parent Entity (or, if there is no Parent Entity, the Surviving Entity) and (3) at least a majority of the members of the board of directors (or similar officials in the case of an entity other than a corporation) of the Parent Entity (or, if there is no Parent Entity, the Surviving Entity) following the consummation of the Reorganization or Sale were, at the time of the approval by the Board of the execution of the initial agreement providing for such Reorganization or Sale, Incumbent Directors (any Reorganization or Sale which satisfies all of the criteria specified in (1), (2) and (3) above being deemed to be a “Non-Qualifying Transaction”); or

                (iv)          the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, (I) if any Person becomes the Beneficial Owner, directly or indirectly, of 35% or more of the combined voting power of Company Voting Securities solely as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding, such increased amount shall be deemed not to result in a Change in Control; provided, however, that if such Person subsequently becomes the Beneficial Owner, directly or indirectly, of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities Beneficially Owned by such Person to a percentage equal to or greater than 35, a Change in Control of the Company shall then be deemed to occur and (II) the acquisition following the Effective Date of Company Voting Securities by Hutchison Whampoa Limited, Cheung Kong (Holdings) Limited or any of their Affiliates shall be deemed not to result in a Change in Control until such time as Hutchison Whampoa Limited, Cheung Kong (Holdings) Limited or any of their Affiliates become the Beneficial Owners in the aggregate of 50% or more of the combined voting power of Company Voting Securities (and for this purpose the preceding clause (I) shall not apply).

(b)           For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Affiliate” shall mean an affiliate of the Company, as defined in Rule 12b-2 promulgated under Section 12 of the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”);

(ii) “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act;

(iii) “Person” shall have the meaning set forth in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (1) the Company or any of its subsidiaries, (2) a trustee or other fiduciary holding securities under an employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries, (3) an underwriter temporarily holding securities pursuant to an offering of such securities, (4) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of shares of Common Stock or (5) Executive or any group of persons including Executive (or any entity controlled by Executive or any group of persons including Executive).

(c)           For purposes of this Agreement, if (i) Executive’s employment is terminated prior to a Change in Control by the Company without Cause or by Executive for Good Reason, (ii) such termination of employment (or the event giving rise to Executive’s termination of employment for Good Reason) occurred at the request of a third party who had indicated an intention or taken steps reasonably calculated to effect a Change in Control and (z) a Change in Control involving such third party (or a party competing with such third party to effectuate a Change in Control) does occur, then such termination shall be treated as having occurred during the Protection Period, Executive’s payments and benefits shall be treated as being payable under Section 9(c)(ii), rather than under Section 9(c)(i), and the Protection Period Severance Amount shall be paid as follows:

                (i)            Subject to Section 9(f), if the Change in Control described in this Section 11(c) is a “change in control” within the meaning of Section 409A of the Code, the Protection Period Severance Amount, reduced by any amounts previously paid to Executive pursuant to Section 9(c)(i), shall be paid in a lump sum in cash on the fifth day after such Change in Control.

                (ii)           If the Change in Control described in this Section 11(c) is not a “change in control” within the meaning of Section 409A of the Code, the Protection Period Severance Amount shall be paid to Executive as follows : (A) the portion of the Protection Period Severance Amount equal to the Non-Protection Period Severance Amount, reduced by any amounts previously paid to Executive pursuant to Section 9(c)(i), shall be paid in equal installments in accordance with the Company’s normal payroll practices, commencing with the first pay period after the Change in Control described in this Section 11(c), over the period from the commencement of such Change in Control through the second anniversary of Executive’s termination of employment and (B) the remaining portion of the Protection Period Severance Amount shall be paid in a lump sum in cash on the fifth day after such Change in Control.

12.           Confidential Information.  (a)  Executive acknowledges that as a result of his employment by the Company, Executive will obtain Confidential Information as to the Company and its Affiliates and the Company and its Affiliates will suffer substantial damage, which would be difficult to ascertain, if Executive should use such Confidential Information and that because of the nature of the information that will be known to Executive it is necessary for the Company and its Affiliates to be protected by the confidentiality restrictions set forth herein.  For purposes of this Agreement, “Confidential Information” means information, observations and data concerning the business or affairs of the Company and its subsidiaries and Affiliates, including, without limitation, all business information (whether or not in written form) which relates to the Company, its subsidiaries or Affiliates, or their customers, suppliers or contractors or any other third parties in respect of which the Company or its subsidiaries or Affiliates has a business relationship or owes a duty of confidentiality, or their respective businesses or products, and which is not known to the public generally other than as a result of Executive’s breach of this Agreement, including but not limited to:  technical information or reports; trade secrets; unwritten knowledge and “know-how”; operating instructions; training manuals; customer lists; customer buying records and habits; product sales records and documents, and product development, marketing and sales strategies; market surveys; marketing plans; profitability analyses; product cost; long-range plans; information relating to pricing, competitive strategies and new product development; information relating to any forms of compensation or other personnel-related information; contracts; and supplier lists.  Confidential Information will not include (i) such information known to Executive prior to Executive’s involvement with the Company or its subsidiaries or Affiliates or information obtained from a third party (other than pursuant to a breach by Executive of this Agreement) or (ii) contact information contained in Executive’s personal rolodex or electronic address book.

(b)           During and for a period of five (5) years after the Employment Term, Executive shall not use for his own benefit or disclose Confidential Information obtained by Executive during his employment by the Company and its Affiliates and not (i) otherwise public knowledge or known within the applicable industry or (ii) in connection with performance of his duties hereunder as he deems in good faith to be necessary or desirable.  Executive shall not, without prior written consent of the Company, unless compelled pursuant to the order of a court or other governmental or legal body having jurisdiction over such matter, communicate or divulge any such Confidential Information to anyone other than the Company and those designated by it.  In the event Executive is compelled by order of a court or other governmental or legal body to communicate or divulge any such Confidential Information to anyone other than the foregoing, he shall promptly notify the Company of any such order so it may seek a protective order.

(c)           Upon termination of his employment with the Company and its Affiliates, or at any time as the Company may request, Executive will promptly deliver to the Company, as requested, all documents (whether prepared by the Company, an Affiliate, Executive or a third party) relating to the Company, an Affiliate or any of their businesses or property which he may possess or have under his direction or control other than documents provided to Executive in his capacity as a participant in any employee benefit plan, policy or program of the Company or any agreement by and between Executive and the Company with regard to Executive’s employment or severance.

(d)           (i)            In the event of a breach or potential breach of this Section 12 and/or Section 15 by Executive, Executive acknowledges that the Company and its Affiliates will or could be caused irreparable injury and that money damages may not be an adequate remedy and agree that the Company and its Affiliates shall be entitled to injunctive relief (in addition to its other remedies at law) to have the provisions of this Section 12 and/or Section 15 enforced.  It is hereby acknowledged that the provisions of this Section 12 and Section 15 are for the benefit of the Company and all of the Affiliates of the Company and each such entity may enforce the provisions of this Section 12 and/or Section 15 and only the applicable entity can waive the rights hereunder with respect to its Confidential Information and employees.

(ii)           In the event of a breach or potential breach of Section 15(c)(ii) by the Company, the Company acknowledges that Executive will or could be caused irreparable injury and that money damages may not be an adequate remedy and agree that Executive shall be entitled to injunctive relief (in addition to its other remedies at law) to have the provisions of Section 15(c)(ii) enforced.

13.           Indemnification. The Company shall indemnify and hold harmless Executive to the fullest extent permitted by law for any action or inaction of Executive while serving as an officer and director of the Company or, at the Company’s request, as an officer or director of any other entity or as a fiduciary of any benefit plan.  The Company shall cover Executive under directors and officers’ liability insurance both during and, while potential liability exists, after the Employment Term in the same amount and to the same extent as the Company covers its other officers and directors.

14.           Legal Fees.

(a)           The Company shall pay Executive’s reasonable legal fees and costs associated with entering into this Agreement.  All payments by the Company of the legal fees of Executive under this Section 14(a) shall be for expenses incurred during Executive’s lifetime and shall be made within ninety (90) days following the date Executive submits evidence of the incurrence of such expenses, and in all events prior to the last day of the calendar year following the calendar year in which Executive incurs the expense.  In no event will the amount of expenses reimbursed or paid in one year affect the amount of expenses eligible for reimbursement, or payment to, or for Executive in any other taxable year.

(b)           All disputes and controversies arising under or in connection with this Agreement, other than the seeking of injunctive or other equitable relief pursuant to Section 12 hereof, shall be settled by arbitration conducted before a panel of three (3) arbitrators sitting in New York City, New York, or such other location agreed by the parties hereto, in accordance with the rules for expedited resolution of commercial disputes of the American Arbitration Association then in effect.  The determination of the majority of the arbitrators shall be final and binding on the parties.  Judgment may be entered on the award of the arbitrator in any court having proper jurisdiction.  The Company shall promptly pay all expenses of such arbitration, including the fees and expenses of the counsel of Executive.  If the arbitrators determine that Executive’s position was overall frivolous or otherwise taken in bad faith, the arbitrators may determine that Executive be required to reimburse the Company for his own legal fees.  All reimbursements or payments by the Company of the legal fees of Executive under this Section 14(b) shall be for expenses incurred during Executive’s lifetime and shall be made within ninety (90) days following the date Executive submits evidence of the incurrence of such expenses, and in all events prior to the last day of the calendar year following the calendar year in which Executive incurs the expense.  In no event will the amount of expenses reimbursed or paid in one year affect the amount of expenses eligible for reimbursement, or payment to, or for Executive in any other taxable year.

(c)           In the event after a Change in Control either party files for arbitration to resolve any dispute as to whether a termination is for Cause or Good Reason, until such dispute is determined by the arbitrators, Executive shall continue to be treated economically and benefit wise in the manner asserted by him in the arbitration effective as of the date of the filing of the arbitration, subject to Executive promptly refunding any amounts paid to him, paying the cost of any benefits provided to him and paying to the Company the profits in any stock option or other equity awards exercised or otherwise realized by him during the pendency of the arbitration which he is ultimately held not to be entitled to; provided the arbitrators may terminate such payments and benefits in the event that they determine at any point that Executive is intentionally delaying conclusion of the arbitration.

15.           Non-Competition/Non-Solicitation/Non-Disparagement.

(a)           Acknowledgments.   Executive acknowledges that the Company has expended and shall continue to expend substantial amounts of time, money and effort to develop business strategies, employee and customer relationships and goodwill and build an effective organization.  Executive acknowledges that Executive is and shall become familiar with the Company’s Confidential Information (as defined below), including trade secrets, and that Executive’s services are of special, unique and extraordinary value to the Company, its subsidiaries and Affiliates.  Executive acknowledges that the Company has a legitimate business interest and right in protecting its Confidential Information, business strategies, employee and customer relationships and goodwill, and that the Company would be seriously damaged by the disclosure of Confidential Information and the loss or deterioration of its business strategies, employee and customer relationships and goodwill.  Executive acknowledges (i) that the business of the Company, its subsidiaries and Affiliates will be global in scope and without geographical limitation and (ii) notwithstanding the jurisdiction of formation or principal office of the Company, its subsidiaries and Affiliates, or any of their respective executives or employees (including, without limitation, Executive), it is expected that the Company and its subsidiaries and Affiliates will have business activities and have valuable business relationships within its industry throughout the world.  In addition, Executive agrees and acknowledges that the potential harm to the Company of the non-enforcement of Section 15(b) and (c) (including (c)(ii) as it relates to a breach by Executive of such provision) outweighs any potential harm to Executive of its enforcement by injunction or otherwise.  Executive acknowledges that he has carefully read this Agreement and has given careful consideration to the restraints imposed upon Executive by this Agreement, and is in full accord as to their necessity for the reasonable and proper protection of the Confidential Information, business strategies, employee and customer relationships and goodwill of the Company and its subsidiaries and Affiliates now existing or to be developed in the future.  Executive expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area.  Executive further acknowledges that although Executive’s compliance with the covenants contained in Section 15(b) and (c)(i) may prevent Executive from earning a livelihood in a business similar to the business of the Company, Executive’s experience and capabilities are such that Executive has other opportunities to earn a livelihood and adequate means of support for Executive and Executive’s dependents.

(b)           Noncompetition.  (i)  Executive agrees that Executive shall not, while an employee of the Company, and for the one-year period following termination of Executive’s employment with the Company for any reason, directly or indirectly, without the prior written consent of the Company, (A) engage in any activities, in any capacity, for or on behalf of any of the following companies or their successors (the “Competitive Activities”):  (1) any travel businesses of InterActive Corporation, provided that the restriction in this clause (1) shall cease to apply upon the completion of the spin-off of Expedia from InterActive Corporation; (2) Expedia, Hotels.com & Hotwire; (3) Sabre Group; (4) Lastminute.com plc; (5) the following companies or divisions owned or controlled by Cendant’s Travel Distribution Services (a subsidiary of Cendant Corporation):  Orbitz, CheapTickets, Lodging.com, the Neat Group and Galileo; (6) the following on-line travel aggregators: SideStep, Inc. (owner and operator of the website SideStep.com), Mobissimo, Inc. (owner and operator of the website Mobissimo.com), Cheapflights Limited (owner and operator of the website Cheapflights.com), Farechase, Kayak.com, or any substantially similar on-line travel search business; and (7) on-line travel search businesses of Yahoo!, MSN, AOL or Google; (B) solicit or attempt to solicit any customer or client or actively sought prospective customer or client of the Company or any of its subsidiaries or Affiliates, with respect to the businesses actively operated by the Company or any of its subsidiaries or Affiliates (it being intended that businesses owned but not operated by the Company or any of its subsidiaries or Affiliates, such as, as of the Effective Date, the Company’s mortgage business, are not to be covered by this clause (B)), to purchase any goods or services of the type sold by the Company or any of its subsidiaries or Affiliates from anyone other than the Company or any of its subsidiaries or Affiliates; or (C) assist any person or entity in any way to do, or attempt to do, anything prohibited by (A) or (B) above; or

(ii)           Notwithstanding anything to the contrary contained in this Agreement, the restrictions in Section 15(b)(i) will not be deemed breached as a result of (A) Executive’s passive ownership of less than an aggregate of 5% of any class of securities of a person or entity engaged, directly or indirectly, in Competitive Activities; provided, however, that such stock is listed on a national securities exchange or is quoted on the National Market System of NASDAQ or (B) Executive’s engaging in activities for a person or entity that directly or indirectly has an ownership interest in any of the companies or businesses listed or described in Section 15(b)(i)(A)(1) through (7) provided that the services performed by Executive in the course of such activities are not in any way connected with the activities of such companies or businesses.

(iii)          If a final and non-appealable judicial determination is made that any of the provisions of this Section 15 constitutes an unreasonable or otherwise unenforceable restriction against Executive, the provisions of this Section 15 will not be rendered void but will be deemed to be modified to the minimum extent necessary to remain in force and effect for the longest period and largest geographic area that would not constitute such an unreasonable or unenforceable restriction.  Moreover, notwithstanding the fact that any provision of this Section 15 is determined not to be specifically enforceable, the Company will nevertheless be entitled to seek to recover monetary damages as a result of Executive’s breach of such provision.

(c)           Non-Solicitation/Non-Disparagement.  While an employee of the Company, and for the one-year period following termination of Executive’s employment with the Company for any reason,  (i) Executive shall not (whether for Executive’s own account or on behalf of any person, corporation, partnership, or other business entity, and whether directly or indirectly) (A) solicit, recruit or hire any employees of the Company or any of its subsidiaries or Affiliates or any persons who within one year of such solicitation, recruitment or hiring have worked for the Company or any of its subsidiaries or

Affiliates; (B) solicit or encourage any employee of Company or any of its subsidiaries or Affiliates to leave the services of the Company or any of its subsidiaries or Affiliates; and (C) intentionally interfere with the relationship of the Company or any of its subsidiaries or Affiliates with any person who or which is employed by or otherwise engaged to perform services for the Company or any of its subsidiaries or Affiliates; provided, however, that neither (1) the general advertisement for employees or the general solicitation of employees by a recruiter or (2) Executive’s being named as an employment reference for a current or former employee of the Company and responding to ordinary course inquiries made of Executive by prospective employers of such employee in connection with such reference, shall be deemed a violation of this clause (i) and (ii) neither Executive nor the Company shall publicly or with the intent to become public make any statements, written or oral, which disparage or defame the goodwill or reputation of, in Executive’s case, the Company formally or, its directors or senior officers or, in the Company’s case, Executive.

16.           Certain Additional Payments by the Company.

(a)           Subject to Section 9(f), anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its Affiliates) or any entity which effectuates a Change in Control (or any of its Affiliates) to or for the benefit of Executive (whether pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 16) (the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Company shall pay to Executive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the sum of (x) the Excise Tax imposed upon the Payments and (y) the product of any deductions disallowed because of the inclusion of the Gross-Up Payment in Executive’s adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made.

For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to (i) pay federal income taxes at the highest actual marginal rates of federal income taxation applicable to Executive for the calendar year in which the Gross-Up Payment is to be made, and (ii) pay applicable state and local income taxes at the highest actual marginal rate of taxation applicable to Executive for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.  Notwithstanding the foregoing provisions of this Section 16(a), if it shall be determined that Executive is entitled to a Gross-Up Payment, but that the Payments would not be subject to the Excise Tax if the Payments were reduced by an amount that is less than 5% of the portion of the Payments that would be treated as “parachute payments” under Section 280G of the Code, then the amounts payable to Executive under this Agreement shall be reduced (but not below zero) to the maximum amount that could be paid to Executive without giving rise to the Excise Tax (the “Safe Harbor Cap”), and no Gross-Up Payment shall be made to Executive.  The reduction of the amounts payable hereunder, if applicable, shall be made by reducing first the payments under Section 16, unless an alternative method of reduction is elected by Executive.  For purposes of reducing the Payments to the Safe Harbor Cap, only amounts payable under this Agreement (and no other Payments) shall be reduced.  If the reduction of the amounts payable hereunder would not result in a reduction of the Payments to the Safe Harbor Cap, no amounts payable under this Agreement shall be reduced pursuant to this provision.

(b)           Subject to the provisions of Section 16(a), all determinations required to be made under this Section 16, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment, the reduction of the Payments to the Safe Harbor Cap and the assumptions to be utilized in arriving at such determinations, shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the Change in Control (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from the Company or Executive that there has been a Payment, or such earlier time as is requested by the Company (collectively, the “Determination”).  In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Executive may appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder).  All fees and expenses of the Accounting Firm shall be borne solely by the Company and the Company shall enter into any agreement requested by the Accounting Firm in connection with the performance of the services hereunder.  If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on Executive’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty.  In the event the Accounting Firm determines that the Payments shall be reduced to the Safe Harbor Cap, it shall furnish Executive with a written opinion to such effect.  The Determination by the Accounting Firm shall be binding upon the Company and Executive.

(c)  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”) or Gross-Up Payments are made by the Company which should not have been made (“Overpayment”), consistent with the calculations required to be made hereunder.  In the event that Executive thereafter is required to make payment of any Excise Tax or additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by the Company to or for the benefit of Executive.  In the event the amount of the Gross-Up Payment exceeds the amount necessary to reimburse Executive for his Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment (together with interest at the rate provided in Section 1274(b)(2) of the Code) shall be promptly paid by Executive (to the extent he has received a refund if the applicable Excise Tax has been paid to the Internal Revenue Service) to or for the benefit of the Company; provided, however, that such repayment obligation shall not apply to the extent it would be treated as a prohibited personal loan from the Company to Executive for purposes of the Sarbanes-Oxley Act of 2002.  Executive shall cooperate, to the extent his expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.  Notwithstanding any other provision of this Section 16 to the contrary, all taxes and expenses described in this Section 16 shall be paid or reimbursed within fifteen (15) days after the determination thereof pursuant to the terms of this Section 16 or after Executive submits evidence of the incurrence of such taxes and/or expenses.  Executive shall be required to submit all requests for reimbursements no later than ninety (90) days prior to the last day of the calendar year following the calendar year in which the applicable taxes are remitted or, in the case of reimbursement of expenses incurred due to a tax audit or litigation with respect to which there is no remittance of taxes, the last day of the calendar year following the calendar year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation in accordance with Treasury Regulation Section 1.409A-3(i)(v).  Any expenses, including interest and penalties assessed on the taxes described in this Section 16, incurred by Executive shall be reimbursed promptly after Executive submits evidence of the incurrence of such expenses, which reimbursement in no event will be later than the last day of the calendar year following the calendar year in which Executive incurs the expense.

17.           Miscellaneous.

(a)           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to principles of conflict of laws.

(b)           Entire Agreement/Amendments.  This Agreement and the instruments contemplated herein contain the entire understanding of the parties with respect to the employment of Executive by the Company from and after the Effective Date and supersedes any prior agreements between the Company and Executive, including the Prior Employment Agreement.  There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein and therein.  This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

(c)           No Waiver.  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.  Any such waiver must be in writing and signed by Executive or an authorized officer of the Company, as the case may be.

(d)           Assignment.  This Agreement shall not be assignable by Executive.  This Agreement shall be assignable by the Company only to an acquirer of all or substantially all of the assets of the Company, provided such acquirer promptly assumes all of the obligations hereunder of the Company in a writing delivered to Executive and otherwise complies with the provisions hereof with regard to such assumption.

(e)           Successors; Binding Agreement; Third Party Beneficiaries.  This Agreement shall inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and permitted assignees of the parties hereto.

(f)            Communications.  For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (i) when faxed or delivered, or (ii) two (2) business days after being mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the initial page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Secretary of the Company, or to such other address as any party may have furnished to the other in writing in accordance herewith.  Notice of change of address shall be effective only upon receipt.

(g)           Withholding Taxes.  The Company may withhold from any and all amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(h)           Survivorship.  The respective rights and obligations of the parties hereunder, including, without limitation, Section 12 and Section 15 hereof, shall survive any termination of Executive’s employment to the extent necessary to the agreed preservation of such rights and obligations.

(i)            Counterparts.  This Agreement may be signed in counterparts (including via facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(j)            Headings.  The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

(k)           Section 409A of the Code.  Each payment or reimbursement and the provision of each benefit under this Agreement shall be considered a separate payment and not one of a series of payments for purposes of Section 409A of the Code.  Furthermore, in the event that any payment made hereunder is subject to payment during a specified time frame (e.g., within 90 days of a termination of employment) as opposed to payment on a specific payment date (e.g., January 1, 2010), the Company, in its sole discretion, shall determine the exact date upon which such payment will be made during the specified payment period.  To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code so that the income inclusion provisions of Section 409A(a)(1) do not apply to Executive.  This Agreement shall be administered in a manner consistent with this intent.  Reference to Section 409A of the Code is to Section 409A of the Internal Revenue Code of 1986, as amended, and will also include any regulations, or any other formal guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

[Signatures on the following page]

                IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

priceline.com Incorporated

By:
Jeffrey E. Epstein
Chairman – Compensation Committee

Executive

Jeffery H. Boyd